FORM OF


                                 THE SIMMS FUNDS


                    Amendment to the transfer agent agreement


            THIS AMENDMENT dated as of January 1, 2002 to the Transfer Agent Agreement dated as of October 5, 1998, by and between The Simms Funds, a Delaware business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

            Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE SIMMS FUNDS                               U.S. BANCORP FUND SERVICES, LLC


By: _____________________________             By:  _____________________________